Kirkland's Provides Update on Store Openings and E-commerce Sales
Majority of the Store Base is Open or Providing Curbside Pickup
E-commerce Demand Up 96%
NASHVILLE, Tenn. (MAY 18, 2020) - Kirkland’s, Inc. (NASDAQ: KIRK) provided an update on store openings, e-commerce sales and its liquidity in light of most states in the Company’s store base beginning to lift their stay-at-home orders.
“The tremendous effort shown by our employees over the past several weeks has enabled us to successfully execute our contingency plans through phased store openings and contactless curbside pickup,” said Woody Woodward, Chief Executive Officer. “We are pleased with the initial demand and the continued strength of our e-commerce sales. Combined with the substantial cost cutting measures we took to ensure we have the right infrastructure in place, we believe these early results provide us with sufficient liquidity to continue serving our customers in the stores and online and help them furnish a home of any size on a budget with an expanded merchandise assortment.”

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Of the Company’s 405 stores, 301 are now open to customer traffic and another 95 stores offer contactless curbside pickup. The Company is unable to predict when all of its stores can reopen to customer traffic, but it will continue to follow the guidance of the Centers for Disease Control and Prevention, as well as local and state government officials.

•	In the period since the stores closed on March 19, the Company’s e-commerce demand has increased 96% to $23.7 million.

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As previously disclosed, the Company drew down $40 million of its $75 million revolving credit facility. As of May 18, 2020, the Company had approximately $29 million of cash on hand and another $23 million available on our revolving credit facility.

•	The Company expects to report results for the first quarter of fiscal 2020 in early June.

The COVID-19 pandemic is complex and evolving rapidly, and the Company’s plans may change.
About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 405 stores in 36 states as well as an e-commerce enabled website, www.kirklands.com. The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, furniture, art, fragrance and accessories, ornamental wall décor, decorative accessories, mirrors, lamps, textiles, artificial floral products, gifts, housewares, outdoor living items, frames and clocks. The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving. More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the impact of store closures in 2020, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, risks associated with the spread of COVID-19 and its possible impact on the Company’s revenues and supply chain, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 10, 2020 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.